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                                                                    EXHIBIT g(1)

[STATE STREET LOGO]


                       STATE STREET BANK AND TRUST COMPANY

                           GLOBAL CUSTODY FEE SCHEDULE

                               HARBOR GROWTH FUND
                            HARBOR INTERNATIONAL FUND
                                HARBOR VALUE FUND
                        HARBOR CAPITAL APPRECIATION FUND
                                HARBOR BOND FUND
                            HARBOR MONEY MARKET FUND
                           HARBOR SHORT DURATION FUND
                             HARBOR INTERNATIONAL II
                           HARBOR INTERNATIONAL GROWTH

                         Effective Date: January 1, 1999

I.   PORTFOLIO AND FUND ACCOUNTING

     Includes: Maintaining multicurrency investment ledgers, and providing position and income reports. Maintaining general ledger and capital stock accounts in compliance with GAAP (FAS 52). Preparing daily trial balances. Calculating net asset values daily. Providing selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service (See Section
     III). (The fee is calculated using basis points per portfolio per annum: 1 basis point = 0.01%).


     Domestic Funds (complex-wide)
     First $5 Billion                            1.00 basis points
     Thereafter                                   .50 basis points



     International Funds (complex-wide)
     First $5 Billion                            1.75 basis points
     Thereafter                                   .50 basis points

     New Fund Minimum                            $2,000/mo.

II.  GLOBAL CUSTODY

     Includes: Maintaining custody of fund assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.




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



                      ASSETS        TRANSACTIONS                           ASSETS         TRANSACTIONS
                   (basis points)        ($)                           (basis points)         ($)
Argentina              30.00           75.00         Malaysia              10.00            60.00
Austria                 7.00           50.00         Mexico                10.00            25.00
Australia               4.00           30.00         New Zealand            7.00            30.00
Bangladesh             35.00           10.00         Netherlands            8.00            30.00
Brazil                 27.50           75.00         Norway                 8.00            60.00
Canada                  5.00           25.00         Pakistan              25.00           100.00
Chile                  18.00           75.00         Peru                  30.00           100.00
China                  18.00          100.00         Philippines           18.00            75.00
Denmark                 4.00           75.00         Poland                25.00            75.00
Euroclear               3.00           25.00         Portugal              18.00            75.00
Finland                12.00           60.00         Russia                25.00           100.00
France                  7.00           30.00         S. Africa             18.00            60.00
Germany                 5.00           25.00         Singapore             12.00            75.00
Greece                 18.00           75.00         Spain                 18.00            30.00
Hong Kong              18.00           60.00         Sweden                 8.00            30.00
Hungary                35.00          100.00         Switzerland            7.00            30.00
India                  45.00          125.00         Taiwan                18.00            40.00
Indonesia              10.00           60.00         Thailand               5.00            35.00
Ireland                 7.00           45.00         Turkey                12.00            45.00
Israel                 18.00           50.00         U.K.                   5.00            30.00
Italy                   7.00           30.00         Uruguay               40.00            75.00
Japan                   3.00           25.00         Venezuela             35.00           125.00
Korea                   7.00           30.00



*  Excludes: agent, depository and local auditing fees

** Transaction charge waived if brokerage provided by National Securities
   Company.

   UNITED STATES - for each line item processed



   State Street Bank Repos                                             $7.00

   DTC or Fed Book Entry Buy/Sell                                     $12.00

   New York Physical                                                  $25.00

   PTC Buy/Sell                                                       $20.00

   All other trades                                                   $16.00

   Maturity Collections                                                $8.00



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


Option charge for each option written or closing contract, per issue,           $25.00
per broker

Option expiration/Option exercised                                              $15.00

Interest Rate Futures - no security movement                                     $8.00

Monitoring for calls and processing coupons -                                    $5.00
for each coupon issue held - monthly charge

Holdings charge per security per month                                           $5.00

Principal reduction payments per paydown                                        $10.00

Dividend charges (for items held at the request of                              $50.00
traders over record date in street form)



III.  PRICING SERVICE



      Monthly Base Fee per Portfolio                                     $375.00

      Monthly Quote Charge: (based on the average number of positions in portfolio)

      - Foreign Equities and Bonds via Extel Ltd.                          $6.00
      - Listed Equities, OTC Equities, and Bonds                           $6.00
      - Merrill & Muller                                                  $11.00


IV.   SPECIAL SERVICES

      Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for automated pricing, standardized yield calculation, and other special items will be negotiated separately.


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V.   OUT-OF-POCKET EXPENSES

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     Telephone/Telexes
     Wire Charges ($5.25 per wire in and $5.00 out)
     Postage and Insurance
     Courier Service
     Duplicating
     Legal Fees
     Transfer Fees
     Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.) Price Waterhouse Audit Letter
     Federal Reserve Fee for Return Check Items Over $2,500 - $5.25 each
     GNMA Transfer - $15.00 Each

HARBOR FUNDS                                 STATE STREET BANK & TRUST CO.
By:    /s/ Constance L. Souders              By:    /s/ Jeff Conway
       ------------------------                     --------------------------
Title: Treasurer                             Title: Vice President
       ------------------------                     --------------------------
Date:  10/20/98                              Date:  October 21, 1998
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